Exhibit 8

PREPAID VARIABLE SHARE FORWARD TRANSACTION AMENDMENT AGREEMENT dated as of November 19, 2025
BETWEEN AA GABLES, LLC and CITIBANK, N.A.

THIS PREPAID VARIABLE SHARE FORWARD TRANSACTION AMENDMENT AGREEMENT (this “Amendment Agreement”) with respect to the Supplemental Confirmation and the Pricing Notice (each as defined below) is made as of November 19, 2025, between AA Gables, LLC (“Counterparty”) and Citibank, N.A. (“Citibank”).

WHEREAS, Counterparty and Citibank entered into the Master Terms and Conditions for Prepaid Variable Share Forward Transactions dated as of November 20, 2024 (the “Master Confirmation”) in respect of Prepaid Variable Share Forward Transactions to be entered into thereunder from time to time;

WHEREAS Counterparty and Citibank entered into a Supplemental Confirmation dated as of November 20, 2024 (the “Supplemental Confirmation”) under the Master Confirmation in respect of 2,500,000 Shares, and a Pricing Notice dated as of November 20, 2024 (the “Pricing Notice”) with respect thereto; and

WHEREAS, the parties wish to amend the transaction to which the Supplemental Confirmation and the Pricing Notice relate (the “Transaction”) pursuant to this Amendment Agreement to, among other things, (i) extend the Scheduled Valuation Date for each Component of the Transaction and (ii) reset the Forward Floor Price and the Forward Cap Price for the Transaction, each in accordance with the terms and conditions herein specified.

NOW, THEREFORE, in consideration of their mutual covenants herein contained, the parties hereto, intending to be legally bound, hereby mutually covenant and agree as follows:

1. Defined Terms. Any capitalized term not otherwise defined herein shall have the meaning set forth for such term in the Master Confirmation. In the event of any inconsistency between the definitions set forth in the Supplemental Confirmation or the Pricing Notice and this Amendment Agreement, this Amendment Agreement shall govern.

2. Amendment Payment. On November 20, 2025 (or if such date is not a Clearance System Business Day or a Currency Business Day, the immediately succeeding day that is both a Clearance System Business Day and a Currency Business Day), in consideration for the amendments being made hereby, in respect of the Transaction, Citibank shall pay to Counterparty in immediately available funds, an amount equal to USD 10,745,274.30.

3. Amendments to the Transaction. Each party hereto agrees that, subject to satisfaction of Citibank’s obligations pursuant to Section 2 above, for purposes of the Transaction, the Supplemental Confirmation and the Pricing Notice are hereby amended consistent with the foregoing:

(a) Notwithstanding anything to the contrary in the Master Confirmation, the Supplemental Confirmation or the Pricing Notice, the Forward Floor Price, Forward Cap Price, Final Disruption Date and Initial Stock Loan Rate shall be as follows:

Forward Floor Price:	USD 56.0564
Forward Cap Price:	USD 79.6590
Final Disruption Date:	April 6, 2027
Initial Stock Loan Rate:	[***]

(b) Notwithstanding anything to the contrary in the Supplemental Confirmation or the Pricing Notice, for each Component of the Transaction, the Number of Shares and the Scheduled Valuation Date shall be as set forth below:

Component Number	Number of Shares	Scheduled Valuation Date
1	625,000	March 19, 2027
2	625,000	March 22, 2027
3	625,000	March 23, 2027
4	625,000	March 24, 2027

4. Representations, Warranties and Agreements. Each party hereby repeats and remakes each representation, warranty and agreement made by it as set forth in Sections 5 and 6 of the Master Confirmation and in the form of the ISDA 2002 Master Agreement (the “Agreement”) as if this Amendment Agreement were the “Master Confirmation”, “the Agreement” and the “Transaction”, and the date hereof were the “Trade Date” and the date on which a Transaction is entered into.

5. Continuing Effect. This Amendment Agreement amends solely the terms and provisions of the Transaction as set forth herein, and nothing in this Amendment Agreement is intended to amend or waive, or shall be construed as amending or waiving, any other terms or provisions of the Master Confirmation, Supplemental Confirmation or Pricing Notice or any other rights of Citibank or Counterparty under the Master Confirmation, Supplemental Confirmation or Pricing Notice.

6. Confirmation of Security Interests.

(a) Counterparty hereby confirms that:

i.	the Master Confirmation (including Annex C thereto) shall continue in full force and effect and extend to the liabilities and obligations of Counterparty under the Supplemental Confirmation as amended by this Amendment Agreement (with the Collateral Units hereunder being the same Units as comprised the Collateral Units under the Transaction on the Trade Date); and

ii.	all liens, charges or other security interests, and rights of set-off, granted, conveyed or assigned to Citibank by Counterparty pursuant to Annex C of the Master Confirmation (including, without limitation, the security interests granted by it under Annex C of the Master Confirmation) extend to the “Secured Obligations” (as defined in Annex C of the Master Confirmation), as amended by this Amendment Agreement.

(b) Citibank hereby acknowledges and agrees to the confirmations provided by Counterparty pursuant to this Section 6.

7. Governing Law. This Amendment Agreement and any dispute arising hereunder shall be governed by and construed in accordance with the laws of the State of New York.

8. Counterparts. This Amendment Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if all of the signatures thereto and hereto were upon the same instrument.

9. Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Amendment Agreement. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the transactions contemplated by this Amendment Agreement, as applicable, by, among other things, the mutual waivers and certifications provided herein.

10. Designation by Citibank. Notwithstanding any other provision in this Amendment Agreement to the contrary requiring or allowing Citibank to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Citibank may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Citibank obligations in respect of the transactions contemplated by this Amendment Agreement and any such designee may assume such obligations. Citibank shall be discharged of its obligations to Counterparty to the extent of any such performance.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed as of the date first written above.

CITIBANK, N.A.

By:	/s/ Eric Natelson
Name:	Eric Natelson
Title:	Authorized Signatory

AA GABLES, LLC

By:	Abel Avellan, its managing member

By:	/s/ Abel Avellan
Name:	Abel Avellan
Title:	Managing Member

[Signature Page to Amendment Agreement]